Exhibit 99.1

American States Water Company Announces CPUC Decision Approving Rate Increases


    SAN DIMAS, Calif.--(BUSINESS WIRE)--Nov. 21, 2007--American States Water Company (NYSE:AWR) announced that on November 16, 2007, the California Public Utilities Commission ("CPUC") approved General Rate Case increases for the Region II service area and to recover general office expenses at the corporate headquarters of its Golden State Water Company ("GSWC") unit.

    Due to delays in issuing a decision on this application, the CPUC had previously approved an interim rate increase totaling $1.2 million that became effective January 1, 2007. Based on the decision issued by the CPUC on November 16, 2007, the approved revenue increase for 2007 totals approximately $6.4 million and is retroactive to January 1, 2007. The final authorized rate increase of $6.4 million differs from the $6.7 million increase in the proposed decision issued by the CPUC on October 26, 2007, due to certain corrections made by the CPUC to its work papers that support the decision. Additionally, the decision also reflects a rate increase of approximately $3.0 million for 2007 to recover corporate headquarters' expenses allocated to Region III. Similar to Region II, the CPUC had previously approved an interim rate increase for Region III, totaling $135,000, which became effective January 1, 2007. GSWC will record in the fourth quarter of 2007 the revenue difference between the interim rates implemented on January 1, 2007 and the final rates authorized by the CPUC for the period from January 1 to the implementation of the authorized rates.

    The decision also changes the revenue requirement related to the adopted rates for Region II supply cost memorandum accounts; also retroactive to January 1, 2007. For the nine months ended September 30, 2007, an under-collection of $2.2 million was recorded in the Region II supply cost memorandum account. We expect most of the under-collected amount to be reversed, partially offsetting the retroactive revenues to be recorded in the fourth quarter of 2007.

    Had the CPUC decision and final rates been in place prior to the end of September 30, 2007, the financial results for AWR for the nine months ended September 30, 2007 would have included an increase in revenues, offset by the reversal of previously recorded supply cost under-collections, of approximately $3.3 million, or $0.11 per share. This amount will be recorded in the fourth quarter of 2007 and a surcharge will be implemented to recover the retroactive revenues.

    The final decision also imposes an increased allocation of corporate headquarters' expenses to American States Utility Services, Inc. ("ASUS"), AWR's non-regulated subsidiary. This will result in an increase in expenses allocated to ASUS. This adjustment is also retroactive to January 1, 2007 and will be made in the fourth quarter, thus negatively impacting ASUS' pretax income ranging from $450,000 to $600,000 for the nine months ended September 30, 2007, and positively impacting GSWC's pretax income by the same amount. While this additional allocation to ASUS has no impact on the consolidated earnings based on the new rates authorized by the CPUC, it should be noted that revenue requirements would be higher for GSWC's Region II and Region III, had the allocation of corporate headquarters' costs to ASUS been lower.

    Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

    CONTACT: American States Water Company
             Robert J. Sprowls
             Senior Vice President, Chief Financial Officer,
             Treasurer and Corporate Secretary
             909-394-3600, extension 647